UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2020

BIO-key International, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building A, Suite E Wall, NJ 07719 (Address of principal executive offices)

(732) 359-1100 (Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BKYI	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2020, BIO-key International, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Thomas J. Hoey, and PistolStar, Inc., a New Hampshire corporation (“PistolStar”), pursuant to which the Company will acquire from Mr. Hoey 100% of the issued and outstanding capital stock of PistolStar, a Bedford, NH based provider of enterprise-ready identity access management solutions, including multi-factor authentication, identity-as-a-service, single sign-on and self-service password reset to commercial, government and education customers throughout the United States and internationally.

Under the Purchase Agreement, the Company will acquire PistolStar for an aggregate purchase price of $2.5 million, subject to adjustment based on PistolStar’s closing date working capital, consisting of a $250,000 deposit, cash payment of $1.75 million, and $500,000 by issuance of a 4% promissory note payable in four installments over the 12-month period following the closing. At closing, the Company will enter into a consulting agreement with Mr. Hoey to provide technology development, product development, customer relations and other services to the Company for a period of one year.

The Purchase Agreement contains standard and customary representations, warranties, covenants, agreements and indemnities. Closing of the Purchase Agreement is conditioned upon satisfaction of standard and customary closing conditions, including employment arrangements with certain key employees of PistolStar. Closing is expected to occur on or before June 30, 2020.

Since April 10, 2020, the Company has licensed PortalGuard®, Pistol Star’s authentication software, which the Company combines with its biometric authentication solutions offered to existing and prospective customers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: June 10, 2020
	By:	/s/ Michael DePasquale
Michael DePasquale
Chief Executive Officer